FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Revenue in Second Quarter
Fiscal-Year 2011, Exceeding Guidance

Q2 FY 2011 Results:

•	Total Revenue of $2.5 Million
•	Product Revenue Increased 63%
•	Loss Narrows - Net Losses Minus Non-Cash Expenses of $1.1 Million Decreased from $1.8 million in Q2 FY 2010
•	Cash Position of $5.4 Million

Reaffirm Projections:

•	30+% Royalties with Animal Healthcare Partner (Innovacyn) Commencing July 1, 2011 based on Innovacyn’s GAAP Revenue
•	$45-$60 Million in Annual Revenues in Calendar 2013 with 20% Operating Profitability
•	$3.5 to $4.0 Million in Quarterly Revenue Required to Achieve Breakeven

Near-Term Growth Opportunities:

•	First Acne Product in Mexico Launched
•	Partner (Innovacyn) Launched OTC Human Wound Care Products in United States as Puracyn™
•	New Partners to be Announced in United States, Europe and China
•	Microcyn®-based Products in FDA Queue: Allergen Shield, Atopic Dermatitis HydroGel, Scar Treatment HydroGel, Oral Rinse and Oral Mucositis Formulations
•	Microcyn HydroGel Approval and Launch in Additional International Markets

•	Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (November 4, 2010) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the second quarter of fiscal year 2011, ended September 30, 2010.  Total revenue was $2.5 million in the second quarter of fiscal 2011, compared to $1.7 million in the second quarter of fiscal 2010.  Product revenue was $2.3 million, up 63% from $1.4 million in the prior first quarter primarily due to higher sales in the United States, Mexico, India and the Middle East, partially offset by declines in Europe and China.  Operating expenses minus non-cash expenses for the quarter were $2.8 million, up slightly from $2.6 million in the same period last year.

Hoji Alimi, founder and CEO of Oculus said, “Our main focus is on revenue growth with an emphasis on achieving profitability.  In line with this strategy, we continue to develop new and promising partnerships, expand into new product categories, and await the FDA review and potential clearance for an additional five new Microcyn-based products in oral care, allergy relief and dermatology.”

Product revenue in the United States increased $758,000 with the majority of growth in animal health care, resulting from national advertising programs and sales initiatives sponsored by Oculus’ partner, Innovacyn, as well as increases in human wound care.  Oculus also received a quarterly royalty payment from Union Springs Pharmaceuticals LLC, which sells MyClyns®, a germ protection spray for both the professional and consumer markets.

Revenue in Mexico increased 18% from the prior year period with strong price increases, partially offset by a unit decline in the sale of five-liter units. Last year, the five-liter unit sales were higher than normal, due to the swine flu epidemic in Mexico.  Sales of the 120- and 240-milliliter presentations, which are primarily sold to pharmacies in Mexico, increased 11% from the prior year to a monthly average of 39,000 units compared to 35,000 in the same period last year.  Sales to hospitals increased 21% with strong price increases, partially offset by a small decline in units sold.

Europe and rest of world revenue decreased $43,000, down 12% over the prior year period, caused by lower sales in China and Czech Republic, which were partially offset by increases in India, Middle East, Germany, The Netherlands and Italy.

Service revenue in the second quarter decreased $85,000, when compared to the prior year period, due to a decrease in the number of tests provided by the Company’s services business.

Oculus reported gross profit from its Microcyn-based products business of $1.6 million, or 72% of product revenues, during the three months ending September 30, 2010, compared to a gross profit of $802,000, or 57% in the prior year period. The improved gross margins represent higher margins in the United States and Mexico, partially offset by lower gross margins in Europe and the rest of world. The higher margins in the United States are due to improved product mix for certain U.S. sales.   Mexico’s margins were 82% during the quarter ended September 30, 2010, compared to 79% in the prior year period due to better pricing.

Total operating expenses increased $250,000, or 8%, to $3.3 million for the three months ended September 30, 2010, compared to $3.1 million in the prior year. Operating expenses minus non-cash expenses during the quarter were $2.8 million, up from $2.6 million in the same period last year. Research and development expense declined $30,000, or 5%, to $553,000 for the three months ended September 30, 2010, compared to $583,000 in the prior year period.  Most of the decrease was attributable to the reduction in personnel and related expenses, as the company converted its research and development facility and the related people to operational manufacturing, supporting the U.S. sales.

Selling, general and administrative expense increased $280,000, or 11%, to $2.8 million during the three months ended September 30, 2010, from $2.5 million during the three months ended September 30, 2009. Primarily, this increase was due to a higher stock compensation charge and higher compensation costs in the United States.  These increases were partially offset by lower sales and marketing costs in Europe.

Net loss for the three months ended September 30, 2010 was $1.6 million, down $244,000 from $1.9 million for the same period in the prior year. Stock compensation expenses for the quarters ended September 30, 2010 and 2009, were $518,000 and $441,000, respectively.

As of September 30, 2010, Oculus had unrestricted cash and cash equivalents of $5.4 million, compared with $6.2 million as of March 31, 2010.

Conference Call

Oculus management will hold a conference call today to discuss second quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering conference code 16494121. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial medical technology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site; and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "approval,” “launch,” “expansion,” and “clearance,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2010. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts

	September 30, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,367	$6,258
Accounts receivable, net	1,615	1,416
Inventories, net	648	565
Prepaid expenses and other current assets	603	811
Total current assets	8,233	9,050
Property and equipment, net	1,019	1,108
Other assets	51	60
Total assets	$9,303	$10,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$976	$981
Accrued expenses and other current liabilities	1,123	1,078
Current portion of long-term debt, net of discount	147	204
Derivative liability	218	472
Total current liabilities	2,464	2,735
Deferred revenue	174	328
Long-term debt, net of discount, less current portion	1,618	110
Put warrant liability	500	—
Total liabilities	4,756	3,173
Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2010 (unaudited) and March 31, 2010	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,384,357 and 26,161,428 shares issued and outstanding at September 30, 2010 (unaudited) and March 31, 2010, respectively	3	3
Additional paid-in capital	128,570	127,067
Accumulated other comprehensive loss	(2,965)	(2,988)
Accumulated deficit	(121,061)	(117,037)
Total stockholders’ equity	4,547	7,045
Total liabilities and stockholders’ equity	$9,303	$10,218

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Revenues
Product	$2,282	$1,403	$4,327	$2,970
Service	184	269	403	549
Total revenues	2,466	1,672	4,730	3,519
Cost of revenues
Product	638	601	1,334	1,128
Service	155	258	334	473
Total cost of revenues	793	859	1,668	1,601
Gross profit	1,673	813	3,062	1,918
Operating expenses
Research and development	553	583	949	1,304
Selling, general and administrative	2,765	2,485	6,154	5,170
Total operating expenses	3,318	3,068	7,103	6,474
Loss from operations	(1,645)	(2,255)	(4,041)	(4,556)
Interest expense	(88)	(3)	(147)	(7)
Interest income	1	—	1	1
Change in fair value of derivative liability	166	451	254	(757)
Other income (expense), net	(83)	(86)	(91)	(115)
Net loss	$(1,649)	$(1,893)	$(4,024)	$(5,434)
Net loss per common share: basic and diluted	$(0.06)	$(0.08)	$(0.15)	$(0.26)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	26,321	22,750	26,268	21,078
Other comprehensive loss, net of tax
Net loss	$(1,649)	$(1,893)	$(4,024)	$(5,434)
Foreign currency translation adjustments	125	42	23	113
Other comprehensive loss	$(1,524)	$(1,851)	$(4,001)	$(5,321)

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2010	2009
(1) Net loss minus non-cash expenses:
GAAP net loss	$(1,649)	$(1,893)
Non-cash adjustments:
Stock compensation	518	441
Depreciation	93	115
Change in fair value of derivative liability	(166)	(451)
Loss on foreign exchange transactions	50	42
Non-cash interest expense	36	—
Non-GAAP net loss	$(1,118)	$(1,746)

(2) Operating expenses minus non-cash expenses:
GAAP operating expenses	3,318	3,068
Non-cash adjustments:
Stock compensation	(504)	(436)
Depreciation	(46)	(75)
Non-GAAP operating expenses	$2,768	$2,557

(1)
Net loss minus non-cash expenses is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation, stock-based compensation, a change in the fair value of derivative liabilities, non-cash interest and loss on foreign exchange.  The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses, which do not reflect a direct cash payment during the measurement period.

(2)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines non-operating expenses minus non-cash expenses as GAAP reported operating expenses minus depreciation and stock-based compensation.  The Company uses this measure for the purpose of identifying the total operating expenses, which involve direct cash payments during the measurement period.